  Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference into Registration Statement No. 333-195215 on Form S-8 of our report dated March 28, 2019, relating to the 2018 consolidated financial statements of Mymetics Corporation ("the Company") (which expresses an unqualified opinion and includes an emphasis of a matter paragraph expressing substantial doubt about the Company's ability to continue as a going concern), appearing in this Annual Report on Form 10-K of the Company for the year ended December 31, 2019.

/S/ PETERSON SULLIVAN LLP

Seattle, Washington
March 30, 2020